Exhibit 3.3

                            Articles of Amendment to

                            Articles of Incorporation
                                       Of
                             Maximum Dynamics, Inc.,
                             a Colorado corporation

The undersigned corporation, pursuant to ss. 7-110-106, Colorado Business Corporation Act, delivers these Articles of Amendment to its Articles of Incorporation to the Colorado Secretary of State for filing, and states as follows:

1.       The name of the corporation is:    Maximum Dynamics, Inc.
                                            ----------------------

2. The following amendment to the Articles of Incorporation was adopted on September 30, 2002:

3.       The text of the amendment adopted is as follows:


                                   ARTICLE III
                                  SHARES ISSUED

SECTION 2. The total number of Authorized shares are two hundred twenty million (220,000,000) consisting of 200,000,000 Shares of Type A and 20,000,000 Shares of Type B. Type B Shares will have such preferences, limitations and relative rights as the Board of Directors may establish.

4. That the Board of Directors of Maximum Dynamics, Inc. has approved a proposal duly amending the Articles of Incorporation of said corporation. Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, this 30th day of September 2002.


/s/ Eric Majors
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Eric Majors, Chief Executive Officer and
Chief Financial Officer

/s/ Rodney Ramsay
------------------------------------
Rodney Ramsay, President

/s/ Nathan Enger
------------------------------------
Nathan Enger, Vice-President